LNB Bancorp, Inc.

Exhibit to Form 10 - K

(for the fiscal year ended December 31, 2003)

S - K Reference Number (14)

LNB Bancorp, Inc. - Code of Business Conduct and Ethics

Exhibit 14

LNB BANCORP, INC.
Code of Business Conduct and Ethics

Adopted March 5, 2004

I.	Purpose

The honesty, integrity and sound judgment of our directors, officers and employees is fundamental to the reputation and success of LNB Bancorp, Inc. (the “Company”). This Code of Business Conduct and Ethics (the “Code”) provides a statement of Company’s expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on the behalf of Company and its subsidiaries. This Code applies to all directors, officers and employees of Company and our subsidiaries, including the following (the “Senior Financial Officers”): the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer, Director of Audit and other senior financial or policy making officers performing accounting, auditing, financial management or similar functions as well as other critical policy making functions. Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and will be required, from time to time, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

This Code is intended to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities Exchange Commission, any banking regulatory agency, and in other public communications made by Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

•	personal accountability for adherence to the Code.

II.	Compliance with Laws, Rules and Regulations

The Company will comply with all laws and governmental regulations that are applicable to the Company’s activities, and all directors, officers and employees acting on behalf of the Company will obey the law. While the law prescribes a minimum standard of conduct, this Code requires conduct that often exceeds the legal standards. Specifically, the Company is committed to:

•	conducting its activities in full compliance with all applicable banking laws;

•	keeping the political activities of Company’s directors, officers and employees separate from Company’s business and prohibiting any illegal payments to any governmental entity, government officials or political party representatives; and

•	complying with all applicable state and federal securities laws.

Directors, officers and employees are prohibited from illegally trading the Company’s securities while in possession of material, nonpublic (“inside”) information about the Company. A specific insider trading policy has been adopted (the “policy”), which describes the nature of inside information and the related restrictions on trading, and has distributed the policy to its directors, executive officers and other Senior Financial Officers.

III.	Conflicts of Interest

A “conflict of interest” occurs when your personal interests or personal relationships interfere or appear to interfere in any way with the interests of the Company. Any position or interest, financial or otherwise, which could materially conflict with your performance as an employee, officer or director of the Company, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between the Company, its customers, suppliers or competitors or otherwise reflects negatively on Company would be considered a conflict of interest and should be avoided.

At the same time, it is customary and routine for directors, officers and employees of community banks and their spouses, family members and associates to do business with their community bank. Such a relationship, including specifically routine banking business, is viewed as beneficial to the Company and its subsidiaries and should be encouraged, so long as such relationships are fair and reasonable to the Company and its subsidiaries and are entered into upon terms and conditions generally available to the public or similar to that which could be obtained from an independent third party. All employees, officers and directors are expected to demonstrate the ability to properly manage their personal finances.

The Company and its subsidiaries may do business and have financial dealings with directors, officers and employees and their respective spouses, family members and associates if:

•	such business or financial dealings involve the Company or Lorain National Bank providing banking or financial services to such person in the ordinary course of business upon terms and conditions generally available to the public, to the extent such arrangements are made in compliance with all applicable banking and securities laws and regulations; or

•	all terms and conditions of such relationship have been presented to and approved by the Audit Committee of Company’s Board of Directors. If any member of the Audit Committee, or any associate or family member of such member, proposes to provide products or services to the Company, he or she shall excuse themselves from the discussion and decision about the appropriateness of such arrangement.

Lorain National Bank may extend credit to any executive officer or director on substantially the same terms as those prevailing for comparable transactions with other persons or that may be available to bank employees generally as permitted by and in accordance with Regulation O of the Board of Governors of the Federal Reserve System.

In order to avoid a conflict of interest or the appearance of a conflict of interest, no director, officer or employee shall be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that markets products or services in competition with Company’s products and services.

Directors and officers shall notify the Company’s Chief Executive Officer and employees who are not officers shall notify the Company’s Director of Audit of the existence of any actual or potential conflict of interest.

IV.	Confidentiality

Using confidential information about the Company or its businesses, employees, officers, directors, customers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited. Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company, its subsidiaries, their customers or business partners, except when disclosure is authorized by the Company or legally required.

Confidential information includes (1) information marked “Confidential,” “Private,” “For Internal Use Only,” or similar legends, (2) business or marketing plans or projections, (3) earnings and other internal financial data, (4) personnel information, (5) customer lists or other personal or nonpublic information of customers, and (6) other nonpublic information that, if disclosed, might be of use to the Company’s competitors, or harmful to Company or its customers or other business partners.

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

V.	Corporate Opportunities; Protection and Proper Use of Company’s Assets

Employees, officers and directors are prohibited from:

(i)	Personally benefiting from opportunities that are discovered through the use of the Company property, contacts, information or position.

(ii)	Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties or the Company’s interest.

(iii)	Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at the Company.

(iv)	Acting on behalf of the Company in any transaction in which you or your immediate family has a significant direct or indirect financial interest.

(v)	Offering something of value to someone with whom you transact business if the benefit is not otherwise available to other similarly situated the Company customers or suppliers under the same conditions.

All employees, officers and directors should protect the Company’s property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact the Company’s profitability, reputation and success. Permitting Company property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Employees, officers and directors may not use corporate, bank or other official stationary for personal purposes.

VI.	Outside Business Relationships

Before agreeing to act as a director, officer, consultant, or advisor for any other business organization, employees will notify their immediate supervisor.

Directors should disclose all new directorships or potential directorships to the Chairman of the Governance and Nominating Committee in order to avoid any conflicts of interest and to maintain independence.

The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of your duties at the Company. Before agreeing to participate in any civic or political activities, all employees will contact their immediate supervisor.

Employees who are considering outside employment will notify their manager or supervisor. Managers will review outside employment requests for potential conflicts of interest.

VII.	Fair Dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Company’s customers, suppliers and other third parties. To this end, directors, officers and employees shall not:

•	make false or misleading statements to customers, suppliers or other third parties;

•	solicit or accept from any person that does business with the Company, or offer or extend to any such person,

–	cash of any amount; or

–	gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing Company’s business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

•	solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or

•	otherwise take unfair advantage of the Company’s customers or suppliers, or third-parties, through manipulation, concealment, and abuse of confidential information or any other unfair-dealing practice.

Employees must disclose prior to their hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of their positions with the Company. Copies of such agreements should be provided to the Human Resources Department to permit evaluation of the agreement in light of the employee’s position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of the Company.

Lorain National Bank is engaged in the business of serving as executor, trustee and guardian of estates of individuals. Employees are encouraged to recommend these services to qualified individuals. Employees may serve as fiduciaries for members of their own families. With respect to any other person, employees should not seek nor accept appointment to any fiduciary or co-fiduciary position without the written approval of the officer in charge of Lorain National Bank’s trust department. Due to the danger of customer misunderstandings, potential liability to the Company, Lorain National Bank, or their employees, and inherent conflicts of interest, such approval will not normally be given.

Directors, officers and employees should not directly or indirectly accept bequests under a will or trust if such bequests have been made to them because of their employment or association with the Company.

VIII.	Accurate and Timely Periodic Reports

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file with, or submit to the Securities and Exchange Commission. To this end, all employees, directors and officers, within the scope of their respective roles and duties, will act to assist and promote the Company’s:

•	compliance with generally accepted accounting principles at all times;

•	maintenance of a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	maintenance of books and records that accurately and fairly reflect the Company’s transactions;

•	maintenance of a system of internal controls and procedures that will provide reasonable assurances to management that material information about the Company is properly recorded, processed and made known to management, so that information required to be disclosed or submitted by the Company in its reports to the Securities and Exchange Commission is properly reported; and

•	presentation of information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company’s periodic reports.

IX.	Reporting and Effect of Violations

Directors and officers shall report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code that involves any director, officer or employee to Company’s Chief Executive Officer, unless the known or suspected violation involves Company’s Chief Executive Officer, in which case such matters shall be reported to the Audit Committee of the Board of Directors. Employees who are not directors or officers shall report such violations to Company’s Director of Audit. The Company will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation.

The Company’s Chief Executive Officer, Director of Audit or Audit Committee, as the case may be, will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

X.	Administration and Waiver of this Code

The Audit Committee of Company’s Board of Directors is responsible for setting the standards of ethical business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the banking and financial services industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company’s Chief Executive Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code. Any questions on this Code shall be directed to the Lorain National Bank Audit Department.

The provisions of this Code may be waived for directors, executive officers or other Senior Financial Officers only by a resolution of the Audit Committee of the Company’s Board of Directors. The provisions of this Code may be waived for employees who are not directors, executive officers or other Senior Financial Officers by Company’s Chief Executive Officer or the Director of Audit.

Any waiver of the provisions of this Code or any amendment (other than a technical, administrative or non-substantive amendment) to the provisions of this Code will be reported or disclosed in accordance with the regulations of the Securities and Exchange Commission and the rules of The NASDAQ Stock Market.

All managers and direct supervisors are responsible for reviewing this Code with their subordinates each time a new edition of the Code is published. This Code is also available on the Company web site at: www.4LNB.com.

It is also the responsibility of the Human Resources Department annually to reaffirm compliance with this Code by all employees and officers, and to obtain a signed certificate that each employee and officer has read and understands the guidelines and will comply with them. The provisions of the Code will be included in the Company Employee Handbook. The Employee Handbook will be issued to all new employees and officers at the time of employment and reissued to existing employees and officers from time to time. Employees will be required to sign a receipt form for the Employee Handbook indicating they have read this Code and comply with its provisions.

Employees, officers and directors of the Company are expected to follow this Code at all times. Generally, there should be no waivers to this Code, however, in rare circumstances conflicts may arise that necessitate waivers.

COMPLIANCE CERTIFICATE

     I have read and understand the Company’s Code of Ethics and Business Conduct (the “Code”). I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

     I certify to the Company that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date:
Name:
Title/Position:

Check one of the following:

☐ A Statement of Exceptions is attached.

☐ No Statement of Exceptions is attached.